Exhibit 99.1

Planar Systems Announces CFO Succession Plan

VP of Finance, Ryan Gray, Will Replace Scott Hildebrandt as Planar CFO in January, 2013

BEAVERTON, Ore. – Aug 17, 2012 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions today announced the succession plan for the company’s chief financial officer, Scott Hildebrandt, who is stepping down at the end of this calendar year. Ryan Gray, Planar’s vice president of finance, will become the company’s CFO on January 1, 2013. Mr. Hildebrandt will remain on the management team as senior vice president and CFO through the end of calendar 2012 to ensure a smooth transition, and will then move into a part time strategic role for Planar beginning in January of 2013.

Mr. Gray, age 38, joined Planar Systems in 2005 as the director of finance for worldwide operations. He was appointed vice president and corporate controller in 2009. In Mr. Gray’s current role as vice president of finance, he leverages his deep financial acumen and leadership skills to manage the finance and accounting functions worldwide as well as lead the company’s investor relations activities. In addition to helping to build Planar’s global finance organization, Mr. Gray brings nearly two decades of experience in the high technology industry to the CFO role at Planar. He has held significant financial planning and analysis, business partnering and treasury positions at Sequent, Radisys, Merant and Tektronix where he supported multi-hundred-million-dollar high tech businesses. He has a B.S. in Finance from the University of Portland.

“I have thoroughly enjoyed building and leading such a strong finance and accounting organization here at Planar,” said Mr. Hildebrandt. “Ryan and I have worked closely together to achieve a number of organizational successes through the years, and I have complete confidence in his ability to continue a focus on strong accounting and control discipline, investor relations, organizational development and value added business partnering.”

“Scott has been a tremendous asset to the organization, and I would like to thank him for the stewardship and leadership he has provided throughout his tenure,” said Gerry Perkel, president and CEO of Planar Systems. “I look forward to continuing to work with him in a strategic role. In addition, I’m pleased to have such a high-caliber executive like Ryan ready to step into the CFO role as a part of our orderly succession plans.”

ABOUT PLANAR

Planar Systems Inc. (NASDAQ: PLNR) is a global leader in digital display technology providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

MEDIA CONTACTS: Kim Brown Planar Systems, Inc. 503.748.6724 kim.brown@planar.com	INVESTOR CONTACTS: Ryan Gray Planar Systems, Inc. 503.748.8911 ryan.gray@planar.com